CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated July 14, 2011, on the financial statements of the Meyers Capital Aggressive Growth Fund (the “Fund”) and to all references to our firm included in or made a part of this Post Effective Amendment No. 3 under the Securities Act of 1933 and Post-Effective Amendment No. 5 under the Investment Company Act of 1940 to Meyers Capital Aggressive Growth Fund’s Registration Statement on Form N-1A (File Nos. 333-149195 and 811-22180), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

SKODA MINOTTI

Mayfield Village, Ohio

September 26, 2011